UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 29, 2021

Date of Report (Date of earliest event reported)

INFORMATICA INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-40936	61-1999534
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification Number)

2100 Seaport Boulevard

Redwood City, California 94063

(650) 385-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	INFA	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On October 29, 2021, Informatica Inc. (the “Company”), Informatica LLC (the “Borrower”) and the other guarantors party thereto entered into the Credit and Guaranty Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as agent, for a syndicate of lenders. Under the Credit Agreement, the Borrower incurred $1.875 billion of term loans in dollars (the “Term Facility”) and obtained $250.0 million of revolving credit commitments (the “Revolving Facility” and, together with the Term Facility, the “Facilities”) and used the proceeds thereof, combined with $149.0 million of cash from the balance sheet and $796.0 million of net proceeds from the Company’s initial public offering (the “IPO”), to refinance and reduce the loans and commitments under the Company’s First Lien Credit Agreement (as defined below) and Second Lien Credit Agreement (as defined below), pay fees and expenses in connection therewith and for other general corporate purposes (collectively, the “Debt Refinancing Transaction”). This Debt Refinancing Transaction reduces the Company’s gross debt from $2.804 billion immediately prior to the IPO to $1.875 billion as of today.

The Term Facility matures on October 29, 2028. The Term Facility is repayable in quarterly installments of 0.25% of the initial principal amount thereof, with the remaining amount due at maturity. The Revolving Facility matures on October 29, 2026.

The Borrower may prepay all or part of the Facilities at any time. If the Term Facility is prepaid in connection with a “repricing transaction” prior to April 29, 2022, the repriced loans are entitled to a 1.0% premium. Subject to certain exceptions and limitations, the Borrower is required to prepay the Term Facility with the net proceeds of certain occurrences, such as the incurrences of indebtedness not permitted to be incurred under the Credit Agreement, certain sale and leaseback transactions and asset sales. The Credit Agreement also requires mandatory prepayments of the Term Facility with excess cash flow as specified in the terms of the Credit Agreement.

Borrowings under the Term Facility bear interest, at the Borrower’s option, either at (i) LIBOR plus 2.75% or (ii) the base rate plus 1.75%. The base rate is defined as the highest of (a) the NYFRB Rate plus one half of 1%, (b) the rate of interest in effect for such day as published by the Wall Street Journal as the “prime rate” and (c) LIBOR plus 1.00%; provided that the base rate shall not be less than 0.00% per annum. LIBOR is subject to a “floor” of 0% per annum. The Term Facility was issued with 0.125% of original issue discount.

The Revolving Facility accrues interest at a per annum rate based on either, at the Borrower’s election, (i) LIBOR plus the applicable margin for LIBOR loans ranging between 2.00% and 2.50% based on the Borrower’s total net first lien leverage ratio or (ii) the base rate plus an applicable margin ranging between 1.00% and 1.50% based on the Borrower’s total net first lien leverage ratio.

The Company and certain of its subsidiaries guarantee the obligations under the Credit Agreement. All obligations under the Credit Agreement are secured by a perfected lien or security interest in substantially all of the Company’s, the Borrower’s and the other guarantors’ tangible and intangible assets. The Credit Agreement also provides for a swingline sub facility of $15.0 million, which is available on a same day basis and a letter of credit facility of $30.0 million. The Credit Agreement includes an uncommitted incremental facility in an amount not to exceed the greater of $476.0 million and 100% of LTM EBITDA (plus unused amounts under the general debt basket) plus additional amounts subject to compliance with certain leverage and interest coverage tests.

Accrued interest is payable (i) quarterly in arrears with respect to base rate loans, (ii) at the end of each interest rate period (or at each 3- month interval in the case of loans with interest periods greater than 3 months) with respect to LIBOR loans, (iii) the date of any repayment or prepayment, and (iv) at maturity (whether by acceleration or otherwise). The Borrower is also obligated to pay other customary closing fees, arrangement fees, administrative fees, commitment fees and letter of credit fees. Under the Credit Agreement, an annual commitment fee is applied to the daily unutilized amount under the Revolving Facility at a per annum rate ranging from 0.25% to 0.35% depending on the Company’s total net first lien leverage ratio.

The Credit Agreement requires that, as of the last day of any fiscal quarter if on such date the aggregate principal amount of all (a) revolving loans, (b) swingline loans and (c) letter of credit obligations (in excess of $15.0 million) exceed 35.0% of the revolving loan commitments, the total net first lien leverage ratio cannot exceed 6.25 to 1.00. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate equal to 2.00% above the then-applicable interest rate will apply during the existence of an event of default under the Credit Agreement.

The Credit Agreement, among other things, limits the ability of the Company and its restricted subsidiaries to incur or guarantee additional indebtedness; pay dividends or make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase certain subordinated debt; make certain loans or investments; create liens; merge or consolidate with another company or transfer or sell assets; enter into restrictions affecting the ability of certain restricted subsidiaries to make distributions, loans or advances; and engage in transactions with affiliates. These covenants are subject to a number of important limitations and exceptions, which are described in the Credit Agreement.

The Credit Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

On October 29, 2021, in connection with the consummation of the Company’s IPO and borrowings under the Term Facility described above in Item 1.01, the Company terminated and repaid in full all outstanding obligations due under the First Lien Credit and Guaranty Agreement, as amended, by and among Informatica LLC and other Guarantors party thereto with Nomura Corporate Funding Americas, LLC as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender (the “First Lien Credit Agreement”) and the Second Lien Credit and Guaranty Agreement, as amended, by and among Informatica LLC and other Guarantors party thereto, with Nomura Corporate Funding Americas, LLC as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender (the “Second Lien Credit Agreement” and together with the First Lien Credit Agreement, the “Existing Credit Agreements”). The Company incurred a 2% prepayment premium in connection with the termination of the Second Lien Credit Agreement, and all guarantees and security interests associated with the Existing Credit Agreements were released.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit and Guaranty Agreement by and among Informatica Inc, as Holdings, Informatica LLC, as the Borrower, and the Borrowers and Guarantors identified therein, and JPMorgan Chase Bank, N.A., as Administrative Agent, dated October 29, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORMATICA INC.
Date: November 4, 2021

	By:	/s/ Eric Brown
	Name:	Eric Brown
	Title:	Executive Vice President and Chief Financial Officer